Exhibit 99.1

News Release	Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Fiscal 2009 Second Quarter Results

ATLANTA – April 2, 2009 – Acuity Brands, Inc. (NYSE: AYI) today announced results for the second quarter of fiscal 2009, including net sales of $386.1 million, a decline of 20 percent compared with $482.6 million for the year-ago period. Operating profit for the second quarter of fiscal 2009 was $28.6 million, or 7.4 percent of net sales, compared with $60.7 million, or 12.6 percent of net sales, for the year-ago period. Diluted earnings per share (EPS) for the second quarter of fiscal 2009 were $0.35 compared with $0.82 for the prior year. The results for the second quarter of fiscal 2009 include a $4.6 million pre-tax special charge, or $0.07 per diluted share. The special charge relates primarily to the further acceleration of previously announced streamlining activities as explained below. Fiscal 2009 second quarter adjusted operating profit, which excludes the special charge, was $33.2 million, or 8.6 percent of net sales.

The decline in net sales was due primarily to lower demand for lighting fixtures in most commercial and industrial markets and continued weakness in the residential housing market. The impact of the stronger dollar on international sales contributed approximately 2 percentage points to the year-over-year decline in net sales. Management estimates that an enhanced mix of products sold and price increases implemented in the prior year to offset higher material costs partially offset the decline in unit volume by approximately 2 percentage points. The acquisition of Lighting Control and Design contributed less than 1 percent to net sales in the second quarter of fiscal 2009.

Mr. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Our performance for the second quarter of 2009 reflects the continued steep decline in construction activity as a direct result of deteriorating economic conditions around the globe. As we previously commented, profitability for the second quarter of fiscal 2009 was also negatively impacted by higher raw material and component costs resulting from last year’s spike in commodity prices and due to its temporary duration we were not able to pass this

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increase onto our customers in the form of higher prices. We estimate the impact of the higher raw material costs in our second quarter was over $6 million, or 1.6 percent of net sales. Benefits from our continuous improvement initiatives and streamlining efforts allowed us to partially mitigate the impact of these items.”

Diluted earnings per share from continuing operations for the first half of fiscal 2009 were $0.83, a decrease of 46 percent compared with $1.54 per share for the prior year period. Income from continuing operations for the first half of fiscal 2009 declined to $33.8 million, a decrease of 48 percent versus the year-ago period while net sales declined 15 percent to $838.2 million.

Special Charges

The Company accelerated its previously announced streamlining efforts during the second quarter of fiscal 2009 with an additional reduction in the Company’s workforce of approximately 200 associates and recorded a special charge of $4.6 million for related severance, amortization of retention pay, and benefits. Results for the first half of both fiscal 2009 and 2008 include special charges of $26.6 million, or $0.41 per diluted share, and $14.6 million, or $0.21 per diluted share, respectively. The special charges relate to actions to streamline and simplify the Company’s organizational structure. Annualized cost savings of $14 million have been realized from streamlining actions taken during the first half of fiscal 2008. Management expects to realize more than $50 million of annualized cost savings as a result of the streamlining actions taken in fiscal 2009 of which approximately $20 million is expected to be realized in the second half of the current fiscal year following the consolidation of previously announced manufacturing operations that are scheduled to be substantially complete by the fiscal fourth quarter.

Cash and cash equivalents at the end of the second fiscal quarter totaled $72.3 million, a decrease of $224.8 million from the $297.1 million at the beginning of the fiscal year. The decrease in cash was due primarily to the retirement of $160 million in debt obligations and $31 million utilized for acquisitions and investments. Also contributing to the decline in cash were $12 million in capital expenditures and $11 million in dividends to stockholders.

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Outlook

Mr. Nagel said, “Rising unemployment and tight credit markets as well as other factors have created great uncertainty regarding the direction and vitality of our economy. These factors have contributed to very low consumer and business confidence levels resulting in a decidedly bearish sentiment regarding future near-term construction activity. As a result of extreme volatility in the market place, the correlation of traditional measures for gauging future construction activity is making it difficult to forecast future shorter-term demand for lighting fixtures. Nevertheless, we expect the percentage decline in our full year revenues compared with the year ago period to be at least in the middle to upper teens.

“Our profitability in the second half of fiscal 2009 should benefit from seasonally higher sales, increased benefits from previously announced streamlining actions, and lower material costs as compared to the first half of the fiscal year, partially offset by a more competitive pricing environment. We expect cash flows to be positive in the second half of fiscal 2009 driven by inventory reductions following the completion of the consolidation of certain manufacturing facilities. Efforts to lower inventory may negatively impact profitability in the second half due to the under-absorption of costs as we temporarily produce fewer products than we sell. While the recent acquisition of Lighting Control and Design and the proposed acquisition of Sensor Switch, Inc. are important strategic additions with great longer-term potential, they are not expected to materially impact our results for the remainder of fiscal 2009.

“Our backlog at the end of the second quarter was $138 million, down 14 percent versus the prior year, and incoming orders in March are down nearly 20 percent compared with the year ago period.

“While the current turmoil in the economic environment will likely negatively impact results in the near-term, we remain very positive about the long-term future performance of our company and our ability to outperform the market. We continue to position the Company to optimize short-term performance while investing in and deploying resources to further our profitable growth opportunities for the long-term. We continue to focus on and invest in industry-leading product innovation incorporating sustainable design and increased service and product capabilities to better serve our existing customers as well as the renovation and relight market. With our recent acquisition of Lighting Control and Design and completion of our announced acquisition of Sensor Switch, Inc., we are creating a platform with extensive capabilities affording us the opportunity to be an industry leader. We will offer some of the

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most technologically advanced sustainable lighting solutions incorporating both controls and fixtures to maximize energy savings while delivering exceptional quality. We believe these acquisitions will accelerate our participation in both the new construction market and the building energy management systems market while greatly expanding our presence in the very large and dynamic renovation and relight market.”

Mr. Nagel concluded, “These are extraordinarily challenging times. However, our past and future actions to create value for our customers, invest in our associates to be even more customer-focused and productive, and more effectively deploy assets to generate greater returns for our shareholders should enhance the Company’s opportunity to prosper over the long-term.”

Please see the Company’s Form 10-Q which is expected to be filed with the Securities and Exchange Commission by the end of day on Wednesday, April 8, 2009, for more information on fiscal 2009 second quarter results. You may access the 10-Q through the Company’s website at www.acuitybrands.com.

Non-GAAP Financial Measures

Acuity Brands’ management included in the above news release the term “adjusted operating profit” which is a non-GAAP financial measure provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes this non-GAAP financial measure provides useful information to investors by excluding or adjusting items related to streamlining and manufacturing consolidation activities. We believe these special items impacted the comparability of the Company’s core operating results and that these items are not reflective of fixed costs that the Company will incur over the long term. The non-GAAP financial measure should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted operating profit is “operating profit”, which includes the impact of special items. The non-GAAP financial measure included in this news release has been reconciled to the nearest GAAP measure.

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter results today at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

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Acuity Brands, Inc. owns and operates Acuity Brands Lighting, Inc. and Acuity Brands Technology Services, Inc. With fiscal year 2008 net sales of approximately $2.0 billion, Acuity Brands Lighting and Acuity Brands Technology Services combined are one of the world’s leading providers of lighting fixtures and related products and services and include brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, MetalOptics®, Antique Street Lamps™, RELOC®, Lighting Control and Design™, Synergy® Lighting Controls, SAERIS™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the federal securities laws. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates,” “may,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements regarding the Company’s ability to execute and realize benefits from initiatives related to streamlining its operations, projected year over year revenue declines, factors expected to impact profitability in the second half of fiscal 2009, cash flow expectations for the second half of fiscal 2009, the impacts of the recent Lighting Control and Design acquisition and the proposed Sensor Switch acquisition. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. A variety of other risks and uncertainties are discussed in the Company’s filings with the SEC, including the risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	February 28, 2009	August 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$72,310	$297,096
Accounts receivable, less reserve for doubtful accounts of $1,500 at February 28, 2009 and $1,640 at August 31, 2008	215,883	268,971
Inventories	165,333	145,725
Deferred income taxes	23,949	18,251
Prepayments and other current assets	31,956	26,104

Total Current Assets	509,431	756,147

Property, Plant, and Equipment, at cost:
Land	6,590	9,501
Buildings and leasehold improvements	108,430	126,450
Machinery and equipment	330,070	334,641

Total Property, Plant, and Equipment	445,090	470,592
Less—Accumulated depreciation and amortization	306,433	309,086

Property, Plant, and Equipment, net	138,657	161,506

Other Assets:
Goodwill	373,335	342,306
Intangible assets	126,878	129,319
Deferred income taxes	2,281	2,226
Other long-term assets	19,279	17,187

Total Other Assets	521,773	491,038

Total Assets	$1,169,861	$1,408,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$159,622	$205,776
Current maturities of long-term debt	—	159,983
Accrued compensation	41,221	67,463
Other accrued liabilities	78,187	89,344

Total Current Liabilities	279,030	522,566
Long-Term Debt	203,965	203,953

Accrued Pension Liabilities, less current portion	25,943	26,686

Deferred Income Taxes	22,676	23,983

Self-Insurance Reserves, less current portion	9,477	8,853

Other Long-Term Liabilities	47,778	47,104

Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 49,807,424 issued and 40,319,724 outstanding at February 28, 2009; and 49,689,408 issued and 40,201,708 outstanding at August 31, 2008	498	497
Paid-in capital	640,311	626,435
Retained earnings	389,589	366,904
Accumulated other comprehensive loss	(53,935)	(22,819)
Treasury stock, at cost, 9,487,700 shares at February 28, 2009 and 9,487,700 at August 31, 2008	(395,471)	(395,471)

Total Stockholders’ Equity	580,992	575,546

Total Liabilities and Stockholders’ Equity	$1,169,861	$1,408,691

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
Net Sales	$386,139	$482,584	$838,164	$991,449
Cost of Products Sold	244,741	290,548	522,041	596,224

Gross Profit	141,398	192,036	316,123	395,225
Selling, Distribution, and Administrative Expenses	108,217	131,307	227,143	264,952
Special Charge	4,568	—	26,630	14,638

Operating Profit	28,613	60,729	62,350	115,635

Other Expense (Income):
Interest expense, net	7,508	7,107	15,510	14,101
Miscellaneous expense (income), net	(27)	192	(4,208)	(116)

Total Other Expense	7,481	7,299	11,302	13,985

Income from Continuing Operations before Provision for Income Taxes	21,132	53,430	51,048	101,650
Provision for Income Taxes	6,764	19,286	17,266	36,581

Income from Continuing Operations	14,368	34,144	33,782	65,069
Income from Discontinued Operations	—	—	—	147

Net Income	$14,368	$34,144	$33,782	$65,216

Earnings Per Share:
Basic Earnings per Share from Continuing Operations	$0.36	$0.84	$0.84	$1.58
Basic Earnings per Share from Discontinued Operations	—	—	—	0.00

Basic Earnings per Share	$0.36	$0.84	$0.84	$1.58

Basic Weighted Average Number of Shares Outstanding	40,200	40,446	40,073	41,164

Diluted Earnings per Share from Continuing Operations	$0.35	$0.82	$0.83	$1.54
Diluted Earnings per Share from Discontinued Operations	—	—	—	0.00

Diluted Earnings per Share	$0.35	$0.82	$0.83	$1.55

Diluted Weighted Average Number of Shares Outstanding	40,784	41,475	40,732	42,124

Dividends Declared per Share	$0.13	$0.13	$0.26	$0.28

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months Ended
	February 28, 2009	February 29, 2008
Cash Provided by (Used for) Operating Activities:
Net income	$33,782	$65,216
Less: Income from Discontinued Operations	—	147

Income from Continuing Operations	33,782	65,069
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	17,425	16,592
Excess tax benefits from share-based payments	(570)	(4,194)
Gain on the sale or disposal of property, plant, and equipment	(29)	(16)
Impairments	1,558	—
Deferred income taxes	(6,615)	(1,153)
Other non-cash items	3,464	512
Change in assets and liabilities, net of effect of acquisitions, divestitures and foreign currency:
Accounts receivable	46,766	24,774
Inventories	(21,900)	(114)
Prepayments and other current assets	(1,448)	4,078
Accounts payable	(44,464)	(31,179)
Other current liabilities	(37,432)	(27,710)
Other	5,594	8,912

Net Cash (Used for) Provided by Operating Activities	(3,869)	55,571

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(11,736)	(14,612)
Proceeds from sale of property, plant, and equipment	128	95
Acquisitions	(31,385)	—

Net Cash Used for Investing Activities	(42,993)	(14,517)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	(160,000)	(4)
Employee stock purchase plan issuances	261	316
Stock options exercised	2,412	2,654
Repurchases of common stock	—	(130,686)
Excess tax benefits from share-based payments	570	4,194
Dividend received from Zep Inc.	—	62,500
Dividends paid	(10,643)	(11,786)

Net Cash Used for Financing Activities	(167,400)	(72,812)

Cash flows from Discontinued Operations:
Net Cash Provided by Operating Activities	—	799
Net Cash Used for Investing Activities	—	(410)
Net Cash Provided by (Used for) Financing Activities	—	970

Net Cash Provided by Discontinued Operations	—	1,359

Effect of Exchange Rate Changes on Cash	(10,524)	1,791

Net Change in Cash and Cash Equivalents	(224,786)	(28,608)
Cash and Cash Equivalents at Beginning of Period	297,096	213,674

Cash and Cash Equivalents at End of Period	$72,310	$185,066

Supplemental Cash Flow Information:
Income taxes paid during the period	$29,119	$52,566
Interest paid during the period	$16,318	$17,749

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ACUITY BRANDS, INC.

GAAP to Non-GAAP Reconciliation (Unaudited)

The table below reconciles certain GAAP measures to the corresponding non-GAAP measures, which exclude the special charges for actions to streamline the organization including consolidation of certain manufacturing facilities. The Company believes these non-GAAP measures provide greater comparability of the Company’s core operating results.

	THREE MONTHS ENDED				SIX MONTHS ENDED
	February 28, 2009		February 29, 2008		February 28, 2009		February 29, 2008
		% of Sales		% of Sales		% of Sales		% of Sales
Net Sales	$386,139		$482,584		$838,164		$991,449
Operating Profit (GAAP)	28,613	7.4%	60,729	12.6%	62,350	7.4%	115,635	11.7%
Add-back: Special Charge	4,568	1.2%	—	0.0%	26,630	3.2%	14,638	1.5%

Adjusted Operating Profit (Non-GAAP)	$33,181	8.6%	$60,729	12.6%	$88,980	10.6%	$130,273	13.1%